PO Box 1400 625 Ninth Street Rapid City, SD 57709 Phone: (605) 721-1700 Fax: (605) 721-2599 www.blackhillscorp.com	Contact: Dale T. Jahr Director of Investor Relations (605) 721-2326 djahr@bh-corp.com

BLACK HILLS CORPORATION REPORTS FIRST QUARTER 2008 RESULTS

AND ANNOUNCES QUARTERLY DIVIDEND

RAPID CITY, SD—April 30, 2008—Black Hills Corporation (NYSE: BKH) today announced quarterly financial results for the period ended March 31, 2008.

For the three months ended March 31, 2008, income from continuing operations was $16.6 million, or $0.43 per share, compared to $32.5 million, or $0.91 per share, reported for the same period ended March 31, 2007. Net income for the three months ended March 31, 2008 was $16.8 million, or $0.44 per share, compared to $32.5 million, or $0.91 per share for the same period in 2007. Compared to the first quarter of 2007, income from continuing operations in the first quarter of 2008 primarily was affected by the following factors:

•	a $ 1.5 million increase in electric and gas utility earnings;
•	a $ 1.0 million decrease in oil and gas earnings;
•	a $ 1.1 million decrease in electric utility earnings;
•	a $12.4 million decrease in energy marketing earnings; and
•	a $ 2.3 million increase in unallocated corporate costs.

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “The decrease in earnings in the first quarter of 2008 was mainly the result of a significant decline in energy marketing earnings. Market conditions for natural gas changed dramatically in 2008 compared to the very favorable market conditions prevailing in the first quarter of 2007. The Rockies Express Pipeline was placed into service, contributing to the first quarter 2008 decrease in Rocky Mountain gas price basis differentials. The lower basis differentials and decreased calendar spreads contributed significantly to the earnings decline. Consequently, gross margins on gas marketing transactions fell, as did physical volumes, which decreased 6 percent. In addition, we recorded an unrealized mark-to-market loss of $(5.7) million after- tax in first quarter 2008, compared to an unrealized gain of $4.1 million after-tax in the same period of 2007. We expect to recoup a significant amount of the 2008 period’s unrealized mark-to-market loss during the remainder of this year as marketing transactions are settled.

“Earnings at our electric utility were down despite higher revenues from increased native load demand and off-system power marketing margins.” Emery continued. “Higher expenses eclipsed these increases, primarily due to increased fuel and purchased power costs to cover native load requirements. Overall operating costs were higher as well.”

Emery said, “Oil and gas earnings were negatively affected by a $1.8 million after-tax accrual related to the settlement of ongoing royalty negotiations in New Mexico. Results were also impacted by lower production and higher operating costs offset by the benefit of higher average hedged prices received for crude oil. Production was hampered by severe winter weather conditions in the San Juan Basin, continued delays in federal drilling permit approvals in Colorado, and postponed drilling activity on several of our non-operated properties. Given these factors, in 2008 it will be challenging for us to exceed 2007 production levels. Notwithstanding these production issues, we expect to benefit from higher crude oil and natural gas prices throughout the remainder of 2008. Coal mining earnings were similar in both 2008 and 2007, as increased coal production and higher average prices received per ton of coal were offset by higher mining costs and mineral taxes.

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            “On a positive note, earnings increased nearly 50 percent at our electric and gas utility, Cheyenne Light, Fuel & Power,” Emery said. “Improved earnings were largely the result of electric and gas rate increases that went into effect January 1, 2008. Much of the earnings benefit resulted from the commercial operations of the Wygen II power plant, which was placed into service on January 1 of this year as a rate base asset. Recently, we celebrated with Wyoming Governor Dave Freudenthal and other dignitaries a dual occasion – the dedication of Wygen II and the groundbreaking for its adjoining facility, Wygen III. These two plants will share a common control room and other infrastructure to save on future costs. Like the other Wygen plants, Wygen III will feature the latest available emissions control systems, including mercury reduction processes. Wygen III is expected to be a rate-base asset of Black Hills Power and to be in service in 2010.”

Emery stated, “During the first quarter of 2008, we completed the remaining regulatory approvals associated with our acquisition of one electric and four natural gas utilities from Aquila, Inc. We now await the final regulatory step to complete this transaction, which is the Missouri Public Service Commission’s approval of the merger of Aquila and Great Plains Energy. In that merger, Great Plains will acquire the Missouri-based electric utility now owned by Aquila. We remain confident that this last approval will be obtained, allowing the deal to close late in the second quarter.”

Emery remarked, “We are very excited about the proposed expansion of our utility operations. Integration activities are proceeding to assure a smooth transition of ownership. The Aquila acquisition, along with today’s announced agreement to sell seven independent power plants, will result in a major transformation of our Company. That said, we still support our longstanding diversified, yet integrated, energy strategy.

“The Aquila acquisition and IPP sale transactions must be completed before we can update our 2008 earnings guidance. We expect to issue revised guidance as soon as we can accurately provide: the effects of the pending sale of IPP assets, earnings estimates for the Aquila utilities which take into account permanent financing plans for the Aquila acquisition, and related impacts on our corporate capital structure. At such time, we also will update our guidance to reflect changes, if any, in expectations for our other businesses.”

Emery concluded, “Our Board of Directors declared a quarterly dividend of $0.35 per share on April 28, 2008, a sign of our continued confidence in our strategy. While the Aquila acquisition remains our current number one corporate goal, we also continue seeking ways to expand and improve the growth potential of other energy business operations.”

DIVIDEND DECLARED

At a meeting held April 28, 2008, our Board of Directors declared quarterly dividends on the common stock. Common shareholders will receive $0.35 per share, or $1.40 per share on an annual equivalent basis. Dividends will be payable June 1, 2008, to all shareholders of record at the close of business on May 16, 2008.

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CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three Months ended March 31,
	2008	2007
Revenues:
Utilities	$99,302	$83,719
Non-regulated energy	79,909	102,813
Corporate	-	1
	$179,211	$186,533
Net income (loss) available for common stock: Continuing operations –
Utilities	$10,167	$9,771
Non-regulated energy	8,795	22,844
Corporate	(2,390)	(115)
Income from continuing operations	16,572	32,500
Discontinued operations (a)	219	(47)
Net income	$16,791	$32,453
Weighted average common shares outstanding:
Basic	37,826	35,173
Diluted	38,399	35,577
Earnings per share:
Basic –
Continuing operations	$0.43	$0.92
Discontinued operations	0.01	-
Total	$0.44	$0.92
Diluted –
Continuing operations	$0.43	$0.91
Discontinued operations	0.01	-
Total	$0.44	$0.91

(a)	2008 and 2007 discontinued operations reflect the after-tax results of operations at the Company’s oil marketing and transportation business.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding)

Utilities (formerly Retail Services)

Income from continuing operations from the Utilities business group for the three-month period ended

March 31, 2008 was $10.2 million, compared to $9.8 million in 2007. Business segment results were as follows:

•     Electric utility segment income from continuing operations was $5.6 million in 2008 and $6.7 million in 2007. Compared to 2007, results in 2008 reflected a $1.0 million reduction in retail sales margins as increased revenues from a 5 percent increase in megawatt-hour sales were more than offset by a significant increase in fuel and purchased power costs. Margins received on off-system power marketing increased $0.7 million over the same period in 2007. Total megawatt-hours marketed increased 70 percent over 2007, benefiting from the availability of excess generation purchased from our electric and gas utility’s Wygen II plant. Operating expense also increased due to higher allocated corporate costs, personnel costs, consulting fees and maintenance and repair expenses.

•     Electric and gas utility segment income from continuing operations increased to $4.6 million compared to
$3.1 million in 2007. Higher revenues resulted from an 8.2 percent electric rate increase and an 8.8 percent gas increase which went into effect January 1, 2008. Megawatt-hours sold increased 6 percent and natural gas sales volumes increased 9 percent. In addition, revenues increased $1.2 million from surplus energy generated from the Wygen II plant being sold to our electric utility, Black Hills Power. Due primarily to the commencement of Wygen II service, operating and depreciation expenses increased 52 percent. Results in 2007 reflected the benefit of allowance for funds used during construction (AFUDC) during the Wygen II construction and an associated lower effective tax rate.

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The following tables provide certain Utilities business group operating statistics:
Electric Utility (Black Hills Power)	Three months ended March 31,
	2008	2007
Retail sales – MWh	447,370	425,504
Contracted wholesale sales – MWh	171,620	165,110
Off-system sales – MWh	227,741	133,849
	846,731	724,463
Electric utility power plant availability: Coal-fired plants Other plants Total availability	93.9% 93.9% 93.9%	95.3% 99.9% 97.3%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended March 31,
	2008	2007
Electric sales – MWh	255,430	241,830
Gas sales – Dekatherm (Dth)	2,156,320	1,969,585
Electric and gas utility power plant availability: Coal-fired plant*	92.2%	NA

*Placed into service January 1, 2008

Non-regulated Energy (formerly Wholesale Energy)

Income from continuing operations from the Non-regulated Energy business group for the three-month period ended March 31, 2008 was $8.8 million, compared to $22.8 million in 2007. Business segment results were as follows:

•     Energy marketing income from continuing operations was $0.3 million, compared to $12.7 million in 2007. Realized marketing margins decreased $4.5 million after-tax as prevailing conditions in natural gas markets affected both transportation and storage strategies, partially offset by increased crude oil marketing margins that benefited from increased volumes and higher margins per barrel marketed. The unrealized mark-to-market margin was $(5.7) million after-tax, compared to a gain of $4.1 million after-tax in 2007. Physical volumes marketed decreased 6 percent for natural gas and increased 17 percent for crude oil. The negative effect from decreased margins was partially offset by a decrease in incentive compensation. A significant portion of the 2008 first quarter’s unrealized mark-to-market loss is expected to be recovered during the remainder of 2008.

•     Power generation income from continuing operations decreased to $4.3 million, compared to $5.0 million in 2007. Results were affected primarily by lower contract termination payments received, unplanned maintenance costs at our Harbor facility, and higher corporate costs reflecting legal fees associated with the settlement of the earn-out litigation.

•     Oil and gas income from continuing operations was $2.6 million in 2008, compared to $3.6 million in 2007.
Revenues increased 1 percent, as a 46 percent increase in average hedged crude oil price received and higher revenues from our interest in a gas processing plant were offset by an additional $2.1 million pre-tax accrual for a royalty settlement with the Jicarilla Apache Nation, a 3 percent decrease in average hedged price received for natural gas and a 4 percent decrease in overall production on an Mcf-equivalent basis. Natural gas volumes sold decreased 4 percent, primarily due to weather impacts in the San Juan Basin, ongoing permitting delays primarily in the Piceance Basin, and also due to lower production from our non-operated properties. Crude oil volumes sold decreased 3 percent primarily due to normal production decline and weather impacts. Total operating expenses increased 11 percent primarily due to industry-wide higher field service costs, weather impacts and additional wells; and depletion expense increased due to an increased rate per Mcfe with the addition of higher average cost reserves. Including penalties and interest, the royalty settlement noted above had a $1.8 million after-tax negative impact on 2008 income from continuing operations.

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•     Coal mining income from continuing operations was $1.6 million in both 2008 and 2007. Increased tons sold resulted from sales to the Wygen II plant and increased contractual volumes for our train load-out customer. Revenues increased 36 percent primarily due to increased prices received and a 27 percent increase in tons of coal sold. Operating expense increased 43 percent due to increased mining and overburden removal costs related to higher overburden ratios and production levels.

The following tables contain certain Non-regulated Energy operating statistics:
	Three months ended March 31,
	2008	2007
Coal mining:
Tons of coal sold	1,545,000	1,212,300
Oil and gas production:
Mcf equivalent sales	3,163,040	3,298,780
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,794,090	1,898,630
Crude oil physical – barrels	7,080	6,050

	Three months ended March 31,
Power generation:	2008	2007
Contracted fleet power plant availability: Coal-fired plant Natural gas-fired plants Total availability	95.0% 98.9% 98.6%	98.8% 95.5% 96.1%

Corporate

Corporate loss for the three month period ended March 31, 2008 was $2.4 million, compared to a loss of

$0.1 million for the same period in 2007. The increase in unallocated costs was due primarily to increased transition and integration costs related to the pending purchase of certain Aquila utility assets. For the three months ended March 31, 2008, we expensed $2.7 million after tax, or $0.07 per share, in costs related to the Aquila transaction. In addition to these expensed costs, we capitalized an additional $8.3 million in transaction-related costs during the three month period ended March 31, 2008. Partially offsetting the increase in unallocated costs was the receipt of $1.1 million after- tax from the contingent sale proceeds for rights to a power plant development project.

QUARTERLY CONFERENCE CALL

The Company will conduct a conference call tomorrow, Thursday, May 1, 2008 beginning at 11:00 a.m. Eastern Time to discuss recent events and financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 639-6205. When prompted, indicate that you wish to participate in the “Black Hills Conference Call.” A replay of the conference call will be available through May 8, 2008 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 919871.

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ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our utilities are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the non-regulated energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2007 Annual Report on Form 10-K filed with the SEC and other reports that we file with the SEC from time to time, and the following:

•     Our ability to obtain favorable regulatory rulings when we seek to secure cost recovery for utility operations; when we make periodic applications to recover costs for fuel and purchased power; and when we seek to add power generation assets into our rate base;

• Our ability to complete divestitures or acquisitions for which definitive agreements have been executed;
• Our ability to obtain regulatory approval of acquisitions which, even if approved, could impose financial and operating conditions or restrictions that could impact our expected results;
• Our ability to successfully integrate and profitably operate any future acquisitions;
• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
• Our ability to successfully maintain or improve our corporate credit rating;
• Our ability to complete the planning, permitting, construction, start up and operation of power generating facilities in a cost-effective and timely manner;

•     Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the cost and availability of specialized contractors, work force, and equipment;

•     The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• Industry and market changes, including the impact of consolidations and changes in competition;
• The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
• Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;
• Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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